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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)*


                               VERSICOR, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  925314106
                     ----------------------------------
                                (CUSIP Number)

                               December 31, 2001
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 925314106                                                Page 2 of 5


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Sepracor Inc.
     22-2536587
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
     INSTRUCTIONS)

     Not Applicable
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
   NUMBER OF              (5) SOLE VOTING POWER
     SHARES                   1,885,393 shares+
  BENEFICIALLY                --------------------------------------------------
    OWNED BY              (6) SHARED VOTING POWER
      EACH                    0 shares
    REPORTING                --------------------------------------------------
   PERSON WITH            (7) SOLE DISPOSITIVE POWER
                              1,885,393 shares+
                             --------------------------------------------------
                          (8) SHARED DISPOSITIVE POWER
                              0 shares
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,885,393 shares+
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     Not Applicable
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.1%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
-------------------------------------------------------------------------------

+ Assuming exercise of warrants to purchase 76,250 shares of Common Stock of Versicor, Inc.

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CUSIP No. 925314106                                                Page 3 of 5




ITEM 1.(a)  NAME OF ISSUER:

            Versicor, Inc.

ITEM 1.(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            34790 Ardentech Court
            Freemont, CA  94555

ITEM 2.(a)  NAME OF PERSON FILING:

            Sepracor Inc.

ITEM 2.(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            111 Locke Drive
            Marlborough, MA 01752

ITEM 2.(c)  CITIZENSHIP:

            Delaware

ITEM 2.(d)  TITLE OF CLASS OF SECURITIES:

            Common Stock, $.001 par value per share ("Common Stock")

ITEM 1.(e)  CUSIP NUMBER:

            CUSIP No. 925314106

ITEM 3.  STATUS IF FILED PURSUANT TO RULES 13d-1(b) OR 13D-2(b) OR (c):

         Not Applicable

ITEM 4.  OWNERSHIP

         (a)  Amount Beneficially Owned:  1,885,393 shares

         (b)  Percent of Class:  8.14%

         (c)  Number of Shares as to which the person has:

              (i)   Sole power to vote or to direct the vote:  1,885,393 shares

              (ii)  Shared power to vote or to direct the vote:  0 shares

              (iii) Sole power to dispose or to direct the disposition of:
                    1,885,393 shares

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CUSIP No. 925314106                                                Page 4 of 5


              (iv)  Shared power to dispose or to direct the disposition of:
                    0 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATION.

         Not Applicable

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CUSIP No. 925314106                                                Page 5 of 5


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 13, 2002

                                       SEPRACOR INC.


                                       By:   /s/ Robert F. Scumaci
                                             -------------------------------
                                             Robert F. Scumaci
                                             Executive Vice President,
                                             Finance and Administration